Exhibit 10.1


Factory Card Outlet Corp.                   The Official Committee of  Unsecured
and Factory Card Outlet of America Ltd.     Creditors
2727 Diehl Road                             c/o Otterbourg, Stiendler, Houston &
Naperville, Illinois 60563                  Rosen, P.C.
                                            230 Park Avenue
                                            New York, New York 10169



                                                         August 1, 2001

Mr. John E. Cathcart
Mr. Scott Miller
Factory Card Holdings, Inc.
774 Mays Blvd., Suite 10-450
Incline Village, Nevada 89451

Dear Messrs. Cathcart and Miller:

                     Reference is made to that certain Agreement on Plan of Reorganization of Factory Card Outlet Corp., among Factory Card Outlet Corp. and Factory Card Outlet of America Ltd. (collectively, the "Debtors"), Factory Card Holdings, Inc. ("FCH") and the Official Committee of Unsecured Creditors (the "Creditors' Committee"), dated March 26, 2001 (the "FCH Agreement"), and the related Joint Amended Plan of Reorganization, dated May 31, 2001, proposed by the Debtors, FCH and the Creditors Committee (the "Plan").

                     Pursuant to the terms of the FCH Agreement and the Plan, FCH was required to provide the Debtors with, among other things, an equity investment of at least $6 million in connection with the funding of the Plan. While the FCH Agreement anticipated that confirmation and consummation of the Plan would take place no later than June 29, 2001, by mutual agreement of all parties, that date was extended to on or about July 18, 2001, the date of the noticed confirmation hearing. On July 13, 2001, FCH informed the Debtors and the Creditors' Committee that, notwithstanding the commitment letter that it received from Ingenium Capital Group ("Ingenium"), FCH was not then able to fulfill its obligation to provide the Debtors with such equity investment, either from Ingenium or any other party. We were further informed that, while FCH desired to proceed with an equity investment from the Herrick Company ("Herrick") rather than Ingenium, FCH did not then have an agreement with Herrick and a letter of intent between Herrick and either FCH or yourselves as individuals was to expire by its terms on July 16, 2001. Under the circumstances, the Debtors were compelled to request an adjournment of the confirmation hearing.

                     It is our understanding that, as of the date hereof, FCH still does not have any commitments for the $6 million equity investment required to consummate the FCH Agreement and the Plan. Moreover, we have been provided with a copy of a letter from Herrick to each of you dated July 23, 2001 which reflects that you have either failed or refused to enter into definitive transactional documents with Herrick or his designee prior to the expiration of the aforesaid letter of intent and, as a result, there is no binding commitment from Herrick to enter into a transaction providing for an equity investment in the Debtors.

                     In view of the foregoing, FCH has failed to take reasonable and timely steps to insure that the conditions to closing would be satisfied. For that reason, among others, FCH is in breach of the FCH Agreement and the Plan. As a consequence, the Debtors and the Creditors' Committee have no further obligations to FCH thereunder. FCH's breach has caused substantial damage to the Debtors' business, its estates and creditors. Accordingly, the Debtors and the Creditors' Committee reserve any and all rights and claims that either or both have or may have against FCH or any other party. Very truly yours,

                              FACTORY CARD OUTLET CORP. AND
                              FACTORY CARD OUTLET OF AMERICA LTD.

                              By: /s/ Mr. William Freeman
                                  ------------------------------------------
                              Name: Mr. William Freeman
                              Title: President and Chief Executive Officer



                              THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

                              By: /s/ Douglas E. Alderman
                                  ------------------------------------------
                              Name: Douglas E. Alderman
                              Title: Authorized Representative


cc:  Thomas Weber, Esq.
     Paul Morton, Esq.
     Richard P. Krasnow, Esq.
     Scott L. Hazan, Esq.

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